Filed Pursuant to Rule 424(b)(3)

Registration No. 333-263765

StepStone Private Venture and Growth Fund

Class T Shares

Class S Shares

Class D Shares

Class I Shares

Supplement dated June 1, 2023 to the Prospectus and Statement of Additional Information

This supplement amends the prospectus and statement of additional information (“SAI”) of StepStone Private Venture and Growth Fund (the “Fund”) and is in addition to any other supplement(s), unless otherwise specified. You should read this supplement in conjunction with the prospectus and SAI and retain it for future reference.

Effective immediately, UMB Distribution Services, LLC, located at 235 West Galena Street, Milwaukee, Wisconsin 53212, will serve as the distributor of the Fund’s shares in place of Foreside Fund Services, LLC.